EXHIBIT 99.1

China Water and Drinks Inc. Completes $30 Million Private Placement

SHENZHEN, CHINA, June 7, 2007 - China Water and Drinks Inc. (OTC BB: UGOD.OB - News) today announced that it had completed a $30 million private placement with investors led by Pinnacle China Fund, L.P.

China Water issued an aggregate of 4,477,612 shares of Series A Convertible Preferred Stock, which are automatically convertible into an aggregate of 22,388,060 shares of China Water’s common stock upon the satisfaction of certain conditions. Effectively, the price per share for each share of common stock is $1.34 per share. Proceeds from the financing will be used to expand the production capacity of China Water’s existing facilities and to potentially acquire quality bottled water producers in China.

According to a make good arrangement, Mr. Xu Hong Bin, the majority shareholder of China Water, agreed to put into escrow 22,388,060 shares of his common stock of which 11,194,030 shares will be transferred to the investors in the event that the after tax net income (“ATNI”) of China Water for the year ended 2007 is less than $19 million. An additional 11,194,030 shares will be transferred by the majority shareholder to investors if (i) the ATNI for the year ended 2008 is less than $30 million or (ii) China Water’s 2008 fully diluted EPS is less than $0.30. The ATNI figures were negotiated based on projected revenue estimates of $68 million for 2007 and $107 million for 2008. There can, however, be no assurance that China Water will achieve these ATNI targets or projected revenue estimates.

Mr. Xing Hua Chen, CEO of China Water, commented “This financing is an important achievement for China Water. We are very pleased to have attracted new, high profile investors into the Company and look forward to a continued, productive relationship.”

Results of operations

China Water had revenue of $35.7 million and net income of $8.8 million for the year ended 2006 as compared to $27.7 million and $7.0 million for the year ended 2005, respectively. The increase in revenue and net income for the year ended 2006 against 2005 are $8.0 million and $1.8 million, reflecting a growth rate of 25.3% and 25.7%, respectively. The growth in revenue and net income are mainly attributable to the surge in demand as a result of the growth of the Chinese bottled water market.

China Water achieved $6.2 million in revenue and $1.7 million in net income for the first quarter of 2007, reflecting a decrease of $1.1 million and $0.4 million as compared to the revenue and net income during same quarter in 2006. The decrease in revenue and net income was due to the impact of severe weather conditions on one of China Water’s manufacturing facilities and postponement of orders by a significant customer from the first quarter of 2007 to second quarter of 2007.

Mr. Chen commented “Management believes that we are in a position to achieve approximately $14 million in revenue for the second quarter of 2007 (an approximate increase of 57% from the second quarter of 2006). We believe that the projected results for the second quarter will align with our growth targets for the full 2007 fiscal year.”

About China Water and Drinks Inc.

China Water and Drinks Inc. is a leading producer and distributor of bottled water in China. Through its production facilities in Guangdong, Zhangjiang, Fexian and Changchun, China Water produces bottled waters ranged from 350 ml to 18.9 liters for local and international beverage brands including Coca-Cola and Uni-President. China Water also produces and distributes bottled water under its own brand name over 11 provinces in China.

Disclaimer Regarding ``Forward-Looking Statements''

Certain of the statements set forth in this press release constitute “Forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may” “project,” “plan,” “will,” “should,” “could,” “would,” or words or expressions of similar meaning. Such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results described by the forward-looking statements. Risk factors that could contribute to such differences include those matters more fully disclosed in the Company's reports filed with the Securities and Exchange Commission. The forward-looking information provided herein represents the Company's estimates as of the date of the press release, and subsequent events and developments may cause the Company's estimates to change. The Company specifically disclaims any obligation to update the forward-looking information in the future. Therefore, this forward-looking information should not be relied upon as representing the Company's estimates of its future financial performance as of any date subsequent to the date of this press release.

Contact:

Investor Relations
Danny Tsai (949) 528-2815